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EXHIBIT 11.3

WESTFIELD AMERICA, INC. AND SUBSIDIARIES
COMPUTATION OF PER SHARE EARNINGS
For the Six Months Ended June 30, 2001
(In Thousands Except Per Share Amounts)

			Days Outstanding	Weighted Average Shares Outstanding
Average share price for six months ended June 30, 2001(1)		$15.83
BASIC
Common shares outstanding:
As of January 1, 2001	73,355		181	73,355
Issued June 29, 2001	5,266		2	58

Total weighted average shares outstanding				73,413
Net income				$2,472
Less dividends on preferred shares:
Series A		$4,374
Series B		1,341
Series C		3,187
Series C-1		1,063
Series C-2		1,063
Series D		5,313
Series D-1		1,062
Series E		3,655		(21,058)

Net income allocable to common shares				$(18,586)

Basic earnings per share amount				$(0.25)

DILUTED
Common shares outstanding:				73,413

EXHIBIT 11.3 (Continued)

WESTFIELD AMERICA, INC. AND SUBSIDIARIES
COMPUTATION OF PER SHARE EARNINGS (Continued)
For the Six Months Ended June 30, 2001
(In Thousands Except Per Share Amounts)

		Days Outstanding	Weighted Average Shares Outstanding
Investor Unit Rights:
Units Issued 12/9/98	978	181	978
Units Issued 1/1/99	1,186	181	1,186

Common equivalent shares			2,164

Weighted average common and common equivalent shares			75,577

Net income			$2,472
Add net income (loss) allocable to investor unit rights			(748)
Less net income allocable to preferred shares			(21,058)

Net income allocable to common shares			$(19,334)

Diluted earnings per share amount			$(0.26)

Note—The Company's preferred shares, Partnership Preferred Units, Independence Partnership Units, shares issuable under the subscription agreement and warrants were not included in the earnings per share calculation as their effect is antidilutive.

(1)
The share price used for the EPS calculation is based on the average daily closing market price of the Company's common stock as reported by the New York Stock Exchange.

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EXHIBIT 11.3
WESTFIELD AMERICA, INC. AND SUBSIDIARIES COMPUTATION OF PER SHARE EARNINGS For the Six Months Ended June 30, 2001 (In Thousands Except Per Share Amounts)